                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): March 31, 1999

                               CAREDATA.COM, INC.
             (Exact name of registrant as specified in its charter)



    Delaware                      000-27056                       58-2256400
--------------------------------------------------------------------------------
(State or other                  (Commission                   (I.R.S. Employer
 jurisdiction of                File Number)                  Identification No.)
 incorporation)


Two Piedmont Center, Suite 400, 3565 Piedmont Rd., Atlanta, Georgia                30305
-----------------------------------------------------------------------------------------
          (Address of principal executive officers)                             (Zip Code)


       Registrant's telephone number, including area code: (404) 364-6700


                                 MEDIRISK INC.
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.


Effective March 31, 1999, Caredata.com, Inc. (the "Company") acquired certain assets of Healthcare Credentials Management Services, Inc., a Delaware corporation ("HCMS"). The Company hereby amends its Current Report on Form 8-K filed on April 15, 1999 with respect to the acquisition of certain assets of HCMS to include the below-referenced financial statements and pro forma financial information.

Healthcare Credentials Management Services, Inc.


         (A)      FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.


        Audited:

        Independent Auditors' Report.........................................     3
        Balance Sheet as of December 31, 1998................................     4
        Statement of Operations for the year ended December 31, 1998.........     5
        Statement of Stockholder's Equity (Deficit) for the year ended
                December 31, 1998............................................     6
        Statement of Cash Flows for the year ended December 31, 1998.........     7
        Notes to Financial Statements........................................     8

        Unaudited:

        Balance Sheet as of March 31, 1999...................................    13
        Statements of Operations for the three months ended March 31, 1999
                and 1998.....................................................    14
        Statements of Cash Flows for the three months ended March 31, 1999
                and 1998.....................................................    15
        Notes to Unaudited Financial Statements..............................    16

        (B)      PRO FORMA FINANCIAL INFORMATION.

The following pro forma financial information relating to the Company and HCMS, as well as certain previously-acquired companies, is included herein:

        Pro Forma Consolidated Condensed Statements of Operations for
                the three-month period ended March 31, 1999..................    18
        Pro Forma Consolidated Condensed Statements of Operations for
                the year ended December 31, 1998.............................    19
        Notes to Unaudited Pro Forma Consolidated Condensed
                Financial Statements.........................................    20

        (C)      EXHIBITS.

2.8 Asset Purchase Agreement dated as of March 26, 1999 by and among Sweetwater Health Enterprises, Inc. and Healthcare Credentials Management Services, Inc. In accordance with Item 601(b)(2) of Regulation S-K, the Exhibits and Schedules to the Asset Purchase Agreement have not been filed as exhibits to this Form 8-K/A. The Registrant agrees to furnish supplementally a copy of the omitted exhibits and schedules upon request.
                                      -2-

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholder
Healthcare Credentials Management Services, Inc.:


We have audited the accompanying balance sheet of Healthcare Credentials Management Services, Inc. (a wholly owned subsidiary of MMI Companies, Inc.) as of December 31, 1998, and the related statements of operations, stockholder's equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Healthcare Credentials Management Services, Inc. (a wholly owned subsidiary of MMI Companies, Inc.) as of December 31, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.




                                                 /s/ KPMG LLP
Atlanta, Georgia
June 4, 1999

                HEALTHCARE CREDENTIALS MANAGEMENT SERVICES, INC.
               (a wholly owned subsidiary of MMI Companies, Inc.)

                                 Balance Sheet

                               December 31, 1998

                                     ASSETS

Current assets:
    Cash and cash equivalents                                    $    56,354
    Accounts receivable, less allowance for doubtful
       accounts of $74,967                                         1,358,145
    Other current assets                                              48,262
                                                                 -----------
               Total current assets                                1,462,761
                                                                 -----------

Property and equipment, net                                        2,932,345
Goodwill, less accumulated amortization of $708,732                2,835,675
Other assets                                                          16,000
                                                                 -----------
                                                                 $ 7,246,781
                                                                 ===========

                      LIABILITIES AND STOCKHOLDER'S DEFICIT

Current liabilities:
    Due to Parent and affiliate                                  $ 7,815,164
    Trade accounts payable                                           176,767
    Accrued salaries, wages, and benefits                            123,828
    Other accrued expenses                                           101,236
                                                                 -----------
               Total current liabilities                           8,216,995
                                                                 -----------
Stockholder's deficit:
    Common stock, $1 par value; 1,000 shares
       authorized, issued and outstanding                              1,000
    Additional paid-in capital                                     3,699,000
    Accumulated deficit                                           (4,670,214)
                                                                 -----------
               Total stockholder's deficit                          (970,214)

Commitments and contingencies
                                                                 -----------
                                                                 $ 7,246,781
                                                                 ===========
See accompanying notes to financial statements.

                HEALTHCARE CREDENTIALS MANAGEMENT SERVICES, INC.
               (a wholly owned subsidiary of MMI Companies, Inc.)

                            Statement of Operations

                          Year ended December 31, 1998



Revenue                                                          $ 4,362,565
                                                                 -----------
Operating expenses:
    Salaries, wages, and benefits                                  4,170,375
    Other operating expenses                                       2,603,082
    Depreciation and amortization                                  1,161,626
                                                                 -----------
                                                                   7,935,083
                                                                 -----------
               Operating loss                                     (3,572,518)
Income taxes                                                              --
                                                                 -----------
               Net loss                                          $(3,572,518)
                                                                 ===========

See accompanying notes to financial statements.

                HEALTHCARE CREDENTIALS MANAGEMENT SERVICES, INC.
               (a wholly owned subsidiary of MMI Companies, Inc.)

                   Statement of Stockholder's Equity (Deficit)

                          Year ended December 31, 1998


                                                                                                    TOTAL
                                       COMMON STOCK           ADDITIONAL                         STOCKHOLDER'S
                                  ----------------------       PAID-IN        ACCUMULATED          EQUITY
                                   SHARES        AMOUNT        CAPITAL          DEFICIT           (DEFICIT)
                                  --------      --------      ----------      -----------       -------------
Balance at December 31, 1997         1,000      $  1,000      $3,699,000      $(1,097,696)      $   2,602,304
Net loss                                --            --              --       (3,572,518)         (3,572,518)
                                  --------      --------      ----------      -----------       -------------
Balance at December 31, 1998         1,000      $  1,000      $3,699,000      $(4,670,214)      $    (970,214)
                                  ========      ========      ==========      ===========       =============


See accompanying notes to financial statements.

                HEALTHCARE CREDENTIALS MANAGEMENT SERVICES, INC.
               (a wholly owned subsidiary of MMI Companies, Inc.)

                            Statement of Cash Flows

                          Year ended December 31, 1998


Cash flows from operating activities:
    Net loss                                                      $(3,572,518)
    Adjustments to reconcile net loss to net
       cash used in operating activities:
          Depreciation and amortization                             1,161,626
          Provision for doubtful accounts                              74,967
          Changes in operating assets and liabilities:
            Accounts receivable                                       528,273
            Other assets                                              549,204
            Trade accounts payable and accrued expenses              (256,325)
                                                                  -----------
                   Net cash used in operating activities           (1,514,773)

Cash flows from investing activities - purchases of property
    and equipment                                                  (1,484,693)

Cash flows from financing activities - increase in due to
    Parent and affiliate                                            2,783,371
                                                                  -----------
                   Net decrease in cash and cash equivalents         (216,095)
Cash and cash equivalents at beginning of year                        272,449
                                                                  -----------
Cash and cash equivalents at end of year                          $    56,354
                                                                  ===========



See accompanying notes to financial statements.

                HEALTHCARE CREDENTIALS MANAGEMENT SERVICES, INC.
               (a wholly owned subsidiary of MMI Companies, Inc.)

                         Notes to Financial Statements

                               December 31, 1998

(1)    DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       (A)    DESCRIPTION OF BUSINESS

              Healthcare Credentials Management Services, Inc. (the "Company") - (a wholly owned subsidiary of MMI Companies, Inc. (the "Parent")) provides physician credentialing services to healthcare payors and providers. Effective March 31, 1999 certain assets of the Company were acquired by Caredata.com, Inc. (see note 7).

       (B)    BASIS OF FINANCIAL STATEMENT PRESENTATION

              The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and income and expenses for the year. Actual results could differ from those estimates.

       (C)    CASH EQUIVALENTS

              Cash equivalents at December 31, 1998 include $56,354 invested in money market accounts with a major banking institution. For purposes of the statement of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

       (D)    REVENUE RECOGNITION

              Revenue from the sale of credentialing services is recorded at the time of completion of the service.

       (E)    PROPERTY AND EQUIPMENT

              Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is calculated on the straight-line method over the estimated useful lives of the assets as follows:

               Computer and office equipment                             3-5 years
               Furniture and fixtures                                      7 years
               Purchased software                                          5 years
               Leasehold improvements                           Over life of lease

                HEALTHCARE CREDENTIALS MANAGEMENT SERVICES, INC.
               (a wholly owned subsidiary of MMI Companies, Inc.)

                   Notes to Financial Statements -- Continued

                               December 31, 1998

       (F)    GOODWILL

              Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over ten years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

       (G) IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF

              The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

       (H)    INCOME TAXES

              Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       (I)    COMPREHENSIVE INCOME

              On January 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. The Company has no "other comprehensive income" to report for the year ended December 31, 1998.

                HEALTHCARE CREDENTIALS MANAGEMENT SERVICES, INC.
               (a wholly owned subsidiary of MMI Companies, Inc.)

                   Notes to Financial Statements -- Continued

                               December 31, 1998

(2)    PROPERTY AND EQUIPMENT

       Property and equipment is summarized as follows:

              Computer and office equipment                          $ 1,415,577
              Furniture and fixtures                                     489,376
              Purchased software                                       2,285,852
              Leasehold improvements                                     400,248
                                                                     -----------
                                                                       4,591,053
              Less accumulated depreciation and amortization           1,658,708
                                                                     -----------

                                                                     $ 2,932,345
                                                                     ===========

                HEALTHCARE CREDENTIALS MANAGEMENT SERVICES, INC.
               (a wholly owned subsidiary of MMI Companies, Inc.)

                   Notes to Financial Statements -- Continued

                               December 31, 1998

 (3)   INCOME TAXES

       The Company has not recorded any income taxes for the year ended December 31, 1998 because of operating losses. A reconciliation of the expected income tax benefit (based on a U.S. Federal statutory tax rate of 34%) to the actual income taxes is as follows:

                 Computed "expected" tax benefit                                         $ (1,214,656)
                 State income taxes, net of Federal income tax effect                        (142,573)
                 Increase in the valuation allowance for deferred income taxes              1,354,424
                 Other                                                                          2,805
                                                                                         ------------

                            Actual income taxes                                          $         --
                                                                                         ============

       The tax effects of temporary differences and carryforwards, which give rise to deferred income tax assets as of December 31, 1998, are presented below:

                 Deferred income tax assets:
                     Net operating loss carryforwards                                    $  2,207,079
                     Goodwill                                                                  89,773
                     Property and equipment depreciation differences                           61,300
                     Allowance for doubtful accounts                                           28,487
                     Other                                                                     83,054
                                                                                         ------------
                          Total gross deferred income tax assets                            2,469,693

                     Less valuation allowance                                               1,975,050
                                                                                         ------------
                          Deferred income tax assets, net of
                            valuation allowance                                               494,643

                 Deferred income tax liability - research and development                     494,643
                                                                                         ------------

                          Net deferred income tax asset                                  $         --
                                                                                         ============

       The net change in the valuation allowance for the year ended December 31, 1998 was an increase of $1,354,424.

                HEALTHCARE CREDENTIALS MANAGEMENT SERVICES, INC.
               (a wholly owned subsidiary of MMI Companies, Inc.)

                   Notes to Financial Statements -- Continued

                               December 31, 1998


       Deferred income tax assets and liabilities are initially recognized for differences between the financial statement carrying amount and the tax bases of assets and liabilities which will result in future deductible or taxable amounts and operating loss and tax credit carryforwards. A valuation allowance is then established to reduce the deferred income tax asset to the level at which it is "more likely than not" that the tax benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss or credit carryforwards depends on having sufficient taxable income of an appropriate character within the carryback and carryforward periods. Sources of taxable income that may allow for the realization of tax benefits include: (1) taxable income in the current year or prior years that is available through carryback;
       (2) future taxable income that will result from the reversal of existing taxable temporary differences; and (3) taxable income generated by future operations.

       At December 31, 1998, the Company had net operating loss carryforwards of approximately $5,800,000, which expire beginning in 2012.


 (4)   LEASES

       The Company has several noncancelable operating leases, primarily for the building occupied in Kennesaw, Georgia. Rental expense for operating leases during 1998 was $404,767. Future minimum lease payments under noncancelable operating leases as of December 31, 1998 are as follows:

              YEAR ENDING DECEMBER 31,
                       1999                  $   245,599
                       2000                      247,796
                       2001                      235,618
                       2002                      228,879
                       2003                      225,238
                       Thereafter                112,619
                                             -----------

                                             $ 1,295,749
                                             ===========


(5)    RELATED PARTY TRANSACTIONS

       The balance of $7,815,164 due to Parent and affiliate is payable on demand, non-interest bearing and consists of amounts provided by these entities used to fund the day-to-day operations of the Company.

(6)    CONTINGENCIES

       The Company is involved in legal proceedings and litigation arising in the ordinary course of business. In the opinion of management, the resolution of such proceedings and litigation will not have a material adverse effect on the financial condition or results of operations of the Company.

(7)    SUBSEQUENT EVENT

       On March 31, 1999, certain assets of the Company were acquired by Caredata.com, Inc. (formerly Medirisk, Inc.) of Atlanta, Georgia for a purchase price of approximately $4.0 million in cash, plus potential contingent consideration based upon a multiple of the Company's revenue over a predetermined amount through the year 2000.

                HEALTHCARE CREDENTIALS MANAGEMENT SERVICES, INC.
                             UNAUDITED BALANCE SHEET
                                 MARCH 31, 1999


(Amounts in thousands)




Non-current assets:
   Property and equipment                 $  150
   Intangible assets                       2,100
   Excess of cost over net assets of
     business acquired                     1,850
                                          ------
      Total assets                        $4,100
                                          ======

Current liabilities:
   Accrued liabilities                    $  100
                                          ------
      Total current liabilities              100

Due to parent                              4,000
                                          ------
      Total liabilities                    4,100
                                          ------
Stockholder's equity                          --

      Total liabilities and stockholder's
         equity                           $4,100
                                          ======

            See accompanying notes to unaudited financial statements.

                HEALTHCARE CREDENTIALS MANAGEMENT SERVICES, INC.
                       UNAUDITED STATEMENTS OF OPERATIONS


(Amounts in thousands)


                                                          Three Months
                                                         Ended March 31,
                                                        1999        1998
                                                      --------     -------
                   Revenue                             $ 889        $1,312
                   Salaries, wages and benefits          569         1,297
                   Other operating expenses              708           581
                   Depreciation and amortization         239           183
                                                       -----        ------
                      Operating loss                    (627)         (749)
                   Income taxes                            -             -
                                                       -----        ------
                      Net loss                         $(627)       $  749
                                                       =====        ======

            See accompanying notes to unaudited financial statements.

                HEALTHCARE CREDENTIALS MANAGEMENT SERVICES, INC.
                       UNAUDITED STATEMENTS OF CASH FLOWS


(Amounts in thousands)


                                                              Three Months
                                                             Ended March 31,
                                                            1999        1998
                                                          ---------    -------
Cash flows from operating activities:
   Net loss                                               $  (627)     $(749)
   Adjustments to reconcile net loss to net cash
      used in operating activities:
      Depreciation and amortization                           239        183
      Decrease (increase) in:
         Accounts receivable                                  329        753
         Other assets                                        (642)        (4)
      Increase (decrease) in:
         Accounts payable and accrued expenses              2,577       (501)
                                                          -------      -----
           Net cash provided by (used in) operating
              activities                                    1,876       (318)
                                                          -------      -----

Cash flows from investing activities--
   Purchases of property and equipment                       (193)      (223)
                                                          -------      -----
Cash flows from financing activities:
   Net assets distributed to prior parent                  (1,615)        --
   Cash and cash equivalents provided
      by (distributed to) prior parent                       (124)       171
                                                          -------      -----
           Net cash provided by (used in) financing
              activities                                   (1,739)       171
                                                          -------      -----

           Net decrease in cash and cash equivalents          (56)      (370)
Cash and cash equivalents at beginning of period               56        398
                                                          -------      -----
Cash and cash equivalents at end of period                $    --      $  28
                                                          =======      =====

            See accompanying notes to unaudited financial statements.

                HEALTHCARE CREDENTIALS MANAGEMENT SERVICES, INC.
                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

(1)      Basis of Presentation

         These unaudited financial statements include the financial position of the assets acquired by Caredata.com as of March 31, 1999, which are limited to acquired software products, existing customer contracts, work in process, fixed assets, and certain trademarks, copyrights, and other intangible assets of Healthcare Credentials Management Services, Inc. ("HCMS") and the results of HCMS operations of HCMS for the three months ended March 31, 1999 and 1998. The assets acquired are accounted for using the purchase method of accounting, with the purchase price allocated to the relative fair value of the assets acquired. None of HCMS' liabilities, facilities or personnel obligations were assumed by Caredata.com.

         In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for the fair presentation of the unaudited financial statements of Healthcare Management Services, Inc. as of March 31, 1999 and for the three months ended March 31, 1999 and 1998 have been included. Operating results for the three-month period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999.

                       UNAUDITED PRO FORMA FINANCIAL DATA


         The unaudited pro forma consolidated condensed statement of operations for the three months ended March 31, 1999 set forth below gives effect to the Company's acquisition of certain assets of Healthcare Credentials Management Services, Inc. ("HCMS") as if it had occurred on January 1, 1999. The unaudited pro forma consolidated condensed statement of operations set forth below for the year ended December 31, 1998 gives effect to the Company's acquisition of (i) HCMS on March 31, 1999, (ii) Sweetwater Health Enterprises, Inc. on June 25, 1998, (iii) Successful Solutions on May 28, 1998, and (iv) Healthdemographics on March 31, 1998, as if they had occurred on January 1, 1998. The Sweetwater, Successful Solutions, and Healthdemographics acquisitions have each been accounted for using the purchase method of accounting. The pro forma financial data should be read in conjunction with the historical consolidated financial statements and notes of the Company included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "Commission") on March 31, 1999, and the historical financial statements and notes of: (i) HCMS, included in this report on Form 8-K/A; (ii) Sweetwater, included in the Company's Current Report on Form 8-K/A, filed with the Commission on August 31, 1998; (iii) Successful Solutions, included in the Company's Current Report on Form 8-K/A, filed with the Commission on June 5, 1998, and (iv) Healthdemographics, included in the Company's Current Report on Form 8-K, filed with the Commission on April 13, 1998. The pro forma combined results are not necessarily indicative of the results that would have been achieved had the acquisitions of HCMS, Sweetwater, Successful Solutions, and Healthdemographics occurred on January 1, 1998 or of future operations.

                       CAREDATA.COM, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                              THREE MONTHS ENDED MARCH 31, 1999
                                           ------------------------------------------------------------------------
                                                         HISTORICAL
                                           --------------------------------           PRO FORMA          PRO FORMA
                                           CAREDATA.COM             HCMS(1)          ADJUSTMENTS       CONSOLIDATED
                                           ------------           ---------         ------------       ------------
 Revenue                                     $ 8,078                $ 889                     --            $ 8,967
 Salaries, wages and benefits                  3,857                  569                     --              4,426
 Other operating expenses                      2,366                  708                     --              3,074
 Depreciation and amortization                 1,002                  239                    164 (2)          1,405
                                             -------                -----                  -----            -------

           Operating income (loss)               853                 (627)                  (164)                62
 Interest income (expense), net                  273                   --                    (55)(3)            218
 Provision for income taxes                     (442)                  --                     --               (442)
                                             -------                -----                 ------            -------
           Net Income (loss)                     684                 (627)                  (219)              (162)
                                             =======                =====                 ======            =======
 Unaudited pro forma income (loss) per
 common share
  Basic and diluted                          $  0.09                                                        $ (0.02)
                                             =======                                                        =======
 Unaudited pro forma weighted average
   number of common shares used in
   calculating unaudited net income
   (loss) per
   common share - basic                        7,391                                                          7,391
   common share - diluted                      7,816                                                          7,391

          See accompanying notes to unaudited pro forma financial data.

                       CAREDATA.COM, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                  YEAR ENDED DECEMBER 31, 1998
                                     ----------------------------------------------------------------------------------
                                                     HISTORICAL
                                     -----------------------------------------------
                                                                         1998              PRO FORMA        PRO FORMA
                                     CAREDATA.COM      HCMS(4)       ACQUISITIONS(4)      ADJUSTMENTS      CONSOLIDATED
                                     ------------      -------       ---------------      -----------      ------------
Revenue                                  $ 27,204     $  4,363         $  4,180            $     --          $ 35,747
Salaries, wages and benefits               12,972        4,170            4,006                  --            21,148
Other operating expenses                    8,040        2,604            4,210                  --            14,854
Depreciation and amortization               2,815        1,162              212               1,094 (5)         5,283
Acquired in-process research and
  development costs and
  integration costs                        13,547           --               --             (13,012)(6)           535
                                         --------      -------         --------            --------          --------
          Operating income
            (loss)                        (10,170)      (3,573)          (4,248)             11,918            (6,073)
Interest income (expense), net                626           --             (161)               (652)(7)          (187)
Provision for income taxes                   (550)          --               --                  --              (550)
                                         --------     --------         --------            --------          --------
          Income (loss) before
            extraordinary item           $(10,094)    $ (3,573)        $ (4,409)           $ 11,266          $ (6,810)
                                         ========     ========         ========            ========          ========
Unaudited pro forma income (loss)
  per common share before
  extraordinary item - basic and
  diluted                                $  (1.66)(4)                                                        $  (1.08)
                                         ========                                                            ========
Unaudited pro forma weighted
  average number of common shares
  used in calculating unaudited
  income (loss) per common share
  before extraordinary
  item - basic and diluted                  6,094                                                               6,333 (8)

          See accompanying notes to unaudited pro forma financial data.

                       CAREDATA.COM, INC. AND SUBSIDIARIES
                   NOTES TO UNAUDITED PRO FORMA FINANCIAL DATA


         Effective March 31, 1999, Caredata.com, Inc. (the "Company") acquired certain assets of Healthcare Credentials Management Services, Inc., a Delaware corporation ("HCMS"), for approximately $4 million in cash (the "Acquisition"). HCMS, based in Deerfield, Illinois, provides physician credentialing software and services to healthcare payors and providers. HCMS offers a comprehensive selection of physician credentialing services to hospitals and managed care organizations to evaluate professional relationships with physicians and secure accreditation by industry associations. In addition, HCMS provides software used by healthcare organizations to facilitate in-house credentialing and network management. The acquisition was accounted for using the purchase method of accounting with the results of operations of the business acquired included in the Company's results of operations from the effective date of the acquisition. The acquisition resulted in estimated acquired products of $2.1 million and estimated excess of cost over net assets acquired of $1.9 million.

         Effective June 25, 1998, the Company acquired all of the outstanding shares of Sweetwater Health Enterprises, Inc. of Dallas, Texas, which provides a comprehensive selection of physician credentialing services to hospitals and managed care organizations to evaluate professional relationships with physicians and secure accreditation by industry associations. In addition, Sweetwater provides a suite of quality management software used by health care organizations to facilitate in-house credentialing and network management, as well as track perceptions of care and individual physician performance. Sweetwater also provides managed care and interim management services for health care organizations throughout the country. Caredata.com purchased Sweetwater for $6.2 million in cash. The acquisition was accounted for using the purchase method of accounting with the results of operations of the business acquired included in the Company's results of operations from the effective date of the acquisition. The acquisition resulted in purchased in-process research and development costs of $3.5 million, acquired products of $2.2 million and excess of cost over net assets acquired of $3.8 million.

         Effective May 28, 1998, the Company acquired all of the outstanding shares of Successful Solutions of Vidalia, Georgia, which provides decision support tools, consulting services and training materials to hospitals and physician groups to assist them in improving patient outcomes, achieving the efficient delivery of care and establishing billing and coding practices that comply with industry requirements. The Company purchased Successful Solutions for approximately $2.9 million in cash and 189,811 shares of common stock. The acquisition was accounted for using the purchase method of accounting with the results of operations of the business acquired included from the effective date of the acquisition. The acquisition resulted in in-process research and development costs of approximately $3.4 million, acquired products of approximately $500,000, and excess of cost over assets acquired of approximately $2.4 million.

         Effective March 23, 1998, the Company acquired all of the outstanding shares of Healthdemographics of San Diego, California, which provides databases and decision-support tools that allow customers to forecast the supply of and demand for health care services. The Company purchased Healthdemographics for approximately $2.7 million in cash and 171,315 shares of common stock. The acquisition was accounted for using the purchase method of accounting with the results of operations of the business acquired included from the effective date of the acquisition. The acquisition resulted in in-process research and development costs of approximately $4.8 million, acquired products of approximately $120,000, and excess of cost over net assets acquired of approximately $1.8 million.

         The unaudited pro forma financial data have been prepared using the purchase method of accounting, whereby the total cost of the acquisition is allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the effective date of such acquisition. For purposes of the unaudited pro forma financial data, such allocations have been made based upon currently available information and management's estimates.

         The historical financial statements are derived from the unaudited financial statements of the Company and HCMS for the three months ended March 31, 1999, the audited financial statements of the Company and HCMS for the year ended December 31, 1998, and the unaudited financial statements of Sweetwater, Successful Solutions, and Healthdemographics for the periods beginning January 1, 1998 and ending on the effective dates of the respective acquisitions.

         The unaudited pro forma financial data do not purport to represent what the results of operations of the Company would actually have been if the acquisitions had occurred on such dates or to project the results of operations of the Company for any future date or period. The unaudited pro forma financial data should be read together with the Financial Statements and Notes thereto of the Company, HCMS, Sweetwater, Successful Solutions, and Healthdemographics referred to above. The unaudited pro forma financial data reflect the following adjustments:


         (1) Reflects the historical operating results of HCMS for the period from January 1, 1999 to March 31, 1999.

         (2) Reflects the additional amortization of intangible assets recorded as a result of the allocation of the HCMS purchase price.

         (3) Reflects the reduction in interest income due to cash used to fund the acquisition of HCMS.

         (4) Reflects the historical operating results of HCMS for the year ended December 31, 1998, of Sweetwater from January 1, 1998 to June 25, 1998, of Successful Solutions from January 1, 1998 to May 28, 1998, and of Healthdemographics from January 1, 1998 to March 23, 1998. The operating results of these acquisitions subsequent to their acquisition effective dates through December 31, 1998 are included in the Company's operating results.

         (5) Reflects the additional amortization of intangible assets recorded as a result of the allocation of the HCMS, Sweetwater, Successful Solutions and Healthdemographics purchase prices.

                                            1998
                                          ----------
                                          (Amounts in
                                           thousands)
                HCMS                       $  656
                Sweetwater                    287
                Successful Solutions          111
                Healthdemographics             40
                                           ------
                                           $1,094
                                           ======

          (6) Removes the impact of the non-recurring acquired in-process research and development costs recorded as a result of the allocation of the Sweetwater, Successful Solutions, and Healthdemographics purchase prices and the integration activities related to these acquisitions and the 1997 acquisitions. These charges were included in the Company's December 31, 1998 historical statements of operations and are being excluded from the year ended December 31, 1998 unaudited pro forma consolidated condensed statements of operations.

                                                               1998
                                                            -----------
                                                            (Amounts in
                                                             thousands)


                Sweetwater                                    $  4,379
                Successful Solutions                             3,467
                Healthdemographics                               4,900
                1997 acquisitions                                  266
                                                             ---------
                                                             $  13,012
                                                             =========

         (7) Reflects the additional interest expense on the cash borrowings used to fund the acquisitions. These amounts were as follows:

                                                               1998
                                                            -----------
                                                            (Amounts in
                                                             Thousands)
                HCMS                                           $  270
                Sweetwater                                        238
                Successful Solutions                               96
                Healthdemographics                                 48
                                                               ------
                        Total                                  $  652
                                                               ======

         (8) Reflects the increased shares of common stock outstanding resulting from the acquisitions of Successful Solutions and Healthdemographics.

                                                                1998
                                                             -----------
                                                             (Amounts in
                                                              thousands)

                Successful Solutions                           $   155
                Healthdemographics                                  84
                                                               -------
                                                               $   239
                                                               -------

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         CAREDATA.COM, INC.

                                         By:  /s/ Thomas C. Kuhn III
                                         Thomas C. Kuhn III.
                                         Senior Vice President
                                         Chief Financial Officer

Dated: June 14, 1999

                                 EXHIBIT INDEX

Document

2.8 Asset Purchase Agreement dated as of March 26, 1999 by and among Sweetwater Health Enterprises, Inc. and Healthcare Credentials Management Services, Inc.*

---------
*previously filed